Filed pursuant to Rule 424(b)(3)
Registration No. 333-226239

PROSPECTUS SUPPLEMENT NO. 19
(To Prospectus dated August 8, 2018)

INTELLIPHARMACEUTICS INTERNATIONAL INC.

Common Shares

This Prospectus Supplement No. 19 (this “Prospectus Supplement”) amends and supplements our Prospectus dated August 8, 2018, as previously supplemented (the “Prospectus”), which form a part of our Registration Statement (our “Registration Statement”) on Form F-1 (Registration No. 333-226239). This Prospectus Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the resale, from time to time, of up to 6,858,334 common shares by certain of our shareholders identified in the Prospectus.

This Prospectus Supplement includes information from our Report on Form 6-K, which was filed with the Securities and Exchange Commission on January 28, 2019. The Report, as filed, is set forth below.

This Prospectus Supplement should be read in conjunction with the Prospectus, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_______________

The date of this Prospectus Supplement is January 28, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2019.

Commission File Number: 000-53805

Intellipharmaceutics International Inc.
(Translation of registrant's name into English)

30 WORCESTER ROAD TORONTO, ONTARIO M9W 5X2
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F [ x ]   Form 40-F [  ]

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ___

Note: Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ___

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant's “home country”), or under the rules of the home country exchange on which the registrant's securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant's security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.

This Report of Foreign Private Issuer on Form 6-K and the attached exhibit 99.1 shall be incorporated by reference into the Company's effective Registration Statements on Form F-3, as amended and supplemented (Registration Statement Nos. 333-172796 and 333-218297), filed with the Securities and Exchange Commission, from the date on which this Report is filed, to the extent not superseded by documents or reports subsequently filed or furnished by Intellipharmaceutics International Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Intellipharmaceutics International Inc. (Registrant) /s/ Dr. Amina Odidi
Date: January 28, 2019	Dr. Amina Odidi President, Chief Operating Officer and Co-Chief Scientist

EXHIBIT LIST

Exhibit	Description
99.1	News release dated January 28, 2019 - Intellipharmaceutics Receives Extension from Nasdaq Hearings Panel

EXHIBIT 99.1

Intellipharmaceutics Receives Extension from Nasdaq Hearings Panel

Toronto, Ontario January 28, 2019 Intellipharmaceutics International Inc. (Nasdaq and TSX: IPCI) (“Intellipharmaceutics” or the “Company”), a pharmaceutical company specializing in the research, development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs, today announced that it has received notice from the Nasdaq Hearings Panel (the “Panel”) extending the continued listing of the Company’s common shares until March 7, 2019, subject to certain conditions, while the Company works to regain compliance with Nasdaq’s requirements.

At a hearing held on January 10, 2019, the Company presented its plan to regain and maintain compliance with Nasdaq’s continued listing requirements. Following the March 7, 2019 deadline, the Panel will determine whether a further extension period is warranted in the event the Company has not regained compliance. However, there can be no assurance that the Panel will grant such an extension. Moreover, there can be no assurance that the Company will be able to regain compliance with Nasdaq’s requirements or, if it does, that it will be able to maintain compliance with all applicable requirements for continued listing on Nasdaq over the long term. The Panel’s determination requires the Company to promptly notify Nasdaq of any significant events that occur during the extension period that may affect the Company’s compliance with Nasdaq requirements.

About Intellipharmaceutics

Intellipharmaceutics International Inc. is a pharmaceutical company specializing in the research, development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs. The Company's patented Hypermatrix™ technology is a multidimensional controlled-release drug delivery platform that can be applied to a wide range of existing and new pharmaceuticals. Intellipharmaceutics has developed several drug delivery systems based on this technology platform, with a pipeline of products (some of which have received U.S. Food and Drug Administration (“FDA”) approval) in various stages of development. The Company has abbreviated new drug application (“ANDA”) and new drug application (“NDA”) 505(b)(2) drug product candidates in its development pipeline. These include the Company’s abuse- deterrent oxycodone hydrochloride extended release formulation (“Oxycodone ER”) based on its proprietary nPODDDS™ novel Point Of Divergence Drug Delivery System (for which an NDA has been filed with the FDA), and Regabatin™ XR (pregabalin extended-release capsules).

Cautionary Statement Regarding Forward-Looking Information

Certain statements in this document constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and/or “forward-looking information” under the Securities Act (Ontario). These statements include, without limitation, statements expressed or implied regarding our expectations regarding our plans, goals and milestones, status of developments or expenditures relating to our business, plans to fund our current activities, and statements concerning our partnering activities, health regulatory submissions, strategy, future operations, future financial position, future sales, revenues and profitability, projected costs and market penetration and risks or uncertainties related to our ability to comply with the Nasdaq and TSX continued listing standards and our ability to develop and implement a plan of compliance with the Nasdaq continued listing standards acceptable to the Nasdaq Panel. In some cases, you can identify forward-looking statements by terminology such as “appear”, “unlikely”, “target”, "may", "will", "should", "expects", "plans", "plans to", "anticipates", "believes", "estimates", "predicts", "confident", "prospects", "potential", "continue", "intends", "look forward", "could", “would”, “projected”, “goals”, “set to”, “seeking” or the negative of such terms or other comparable terminology. We made a number of assumptions in the preparation of our forward-looking statements. You should not place undue reliance on our forward-looking statements, which are subject to a multitude of known and unknown risks and uncertainties that could cause actual results, future circumstances or events to differ materially from those stated in or implied by the forward-looking statements. Risks and uncertainties relating to us and our business can be found in the "Risk Factors" section of our latest annual information form, our latest Form 20-F, and our latest Form F-1 and Form F-3 (including any documents forming a part thereof or incorporated by reference therein), as amended, as well as in our reports, public disclosure documents and other filings with the securities commissions and other regulatory bodies in Canada and the U.S., which are available on www.sedar.com and www.sec.gov. The forward-looking statements reflect our current views with respect to future events and are based on what we believe are reasonable assumptions as of the date of this document and we disclaim any intention and have no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Trademarks used herein are the property of their respective holders.

Unless the context otherwise requires, all references to "we," "us," "our," "Intellipharmaceutics," and the "Company" refer to Intellipharmaceutics International Inc. and its subsidiaries.

CONTACT INFORMATION

Company Contact:
Intellipharmaceutics International Inc.
Isa Odidi
Chief Executive Officer
416.798.3001 ext. 102
investors@intellipharmaceutics.com

Investor Contact:
ProActive Capital
Kirin Smith
646.863.6519
ksmith@pcgadvisors.com